Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SLM Corporation:
We consent to the incorporation by reference of the following registration statements of SLM Corporation (the Company):

Form	Registration Number
S-3	333-178087
S-8	333-140285
S-8	333-125317
S-8	333-33575
S-8	333-33577
S-8	333-44425
S-8	333-53631
S-8	333-68634
S-8	333-80921
S-8	333-92132
S-8	333-109315
S-8	333-109319
S-8	333-159447
S-8	333-116136
S-8	333-181646

of our report dated May 6, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of the Company dated May 6, 2014.

/s/ KPMG LLP
McLean, Virginia
May 6, 2014